Exhibit 5.1

[PERKINS COIE LETTERHEAD]

April 25, 2016

T-Mobile US, Inc.

T-Mobile USA, Inc.

12920 SE 38th Street

Bellevue, Washington 98006

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to T-Mobile US, Inc., a Delaware corporation (the “Parent”), and T-Mobile USA, Inc., a Delaware corporation (“T-Mobile”, and together with Parent, the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, of a registration statement on Form S-3 (the “Registration Statement”), which registers for resale by the selling securityholder named therein (i) an aggregate of $5.6 billion of senior notes issued by T-Mobile pursuant to that certain Indenture, dated April 28, 2013, as supplemented (the “Indenture”), among T-Mobile, the Guarantors (as hereinafter defined) and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), (ii) the guarantees of the Notes (the “Guarantees”) by the Parent and the subsidiary guarantors of T-Mobile who are parties to the Indenture (collectively, the “Guarantors”), and (iii) up to 535,286,077 shares of the Parent’s common stock, par value $0.00001 per share (the “Shares”).

We have examined the Registration Statement, the Indenture and such documents and records of the Company and other documents as we have deemed necessary for the purpose of this opinion.

In such examination, we have assumed the following without investigation: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; and (iii) the truth, accuracy and completeness of the information contained in the records, documents, instruments and certificates we have reviewed.

Based on the foregoing and subject to the limitations stated below, we are of the opinion that:

1.	The Notes constitute legally issued and binding obligations of T-Mobile;

2.	The Guarantees constitute legally issued and binding obligations of the Guarantors; and

3.	The Shares are validly issued, fully paid, and non-assessable.

T-Mobile US, Inc.

T-Mobile USA, Inc.

April 25, 2016

We express no opinion as to enforceability of any right or obligation to the extent such right and obligation is subject to and limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium, fraudulent transfer or other laws affecting or relating to the rights of creditors generally; (ii) rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether arising prior to, or after, the date hereof or considered in a proceeding in equity or at law; or (iii) the effect of federal and state securities laws and principles of public policy on the rights of indemnity and contribution.

We have assumed that the Trustee is duly organized and is validly existing and in good standing under its jurisdiction of organization, that the Trustee has the legal capacity, power and authority to perform its obligations under the Indenture, and that the Indenture constitutes the valid and binding obligation of the Trustee, enforceable against it in accordance with its terms.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendments thereto, including any and all post-effective amendments, and to the reference to our firm in the prospectus and any prospectus supplements relating thereto under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or related Rules.

Very truly yours,

/s/ PERKINS COIE LLP